ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-223208

January 7, 2020

Vantage5 Index

Simulated & Historical Returns

All information in this document prior to March 15, 2017 consists of hypothetical back-tested data.

See “Use of simulated returns.”

Source: S&P 500, Bloomberg, and HSBC

Simulated & Historical Performance:
August 2011 to December 31, 2019

Total Performance
December 2019	1.78%
YTD Return	9.40%
1Y Return	9.67%
3Y Return+	16.92%
5Y Return+	19.79%
Annualized Vol (1Y)	6.24%
Annualized Vol (since backtest inception) *+	6.08%

*Calculated on a per annum percentage basis. See “use of simulated returns.”

+ All information in this document prior to March 15, 2017 consists of hypothetical back-tested data. See “Use of simulated returns.”

Monthly Allocation

		Nov-19	Dec-19	Jan-20	12M Avg
Developed Equities (Max. 60%)	SPY SPLV IWM QQQ EFA	0.0% 10.0% 0.0% 0.0% 12.8%	20.8% 0.0% 0.0% 8.6% 10.0%	25.5% 0.0% 4.3% 20.0% 0.0%	5.1% 11.0% 1.3% 5.1% 1.8%
	subtotal	22.8%	39.4%	49.8%	24.3%
Developed Bonds (Max. 80%)	TLT LQD HYG	13.0% 19.7% 7.5%	12.1% 20.0% 0.0%	7.4% 30.2% 0.0%	26.2% 22.7% 1.7%
	subtotal	40.2%	32.1%	37.6%	50.6%
Emerging Markets (Max. 30%)	EEM EMB	0.0% 0.0%	3.5% 0.0%	0.0% 0.0%	1.7% 3.0%
	subtotal	0.0%	3.5%	0.0%	4.8%
Real Assets (Max. 30%)	IYR GLD	11.9% 15.0%	0.0% 5.5%	0.0% 6.3%	3.1% 10.2%
	subtotal	26.9%	5.5%	6.3%	13.3%
Inflation (Max. 5%)	TIP	0.0%	0.0%	2.5%	0.4%
Cash (Max. 50%)[1]		10.1%	10.3%	3.8%	6.7%

Index Information

Index Owner	HSBC Bank plc
Currency	USD
Volatility Target	5%
Bloomberg Ticker	HSIEV5UE
Index Composition	Up to 13 ETFs plus Cash
Calculation Agent/ Index Administrator	S&P Dow Jones Indices LLC
Website	vantage5.hsbcnet.com

HSBC Structured Investments | 212 525 8010 | uswealth.hsbcnet.com

Detailed Monthly Performance - Simulated & Historical

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual*

2019	1.0%	-0.5%	2.0%	-0.3%	1.2%	2.0%	0.2%	4.7%	-1.5%	0.2%	-0.8%	1.8%	9.4%
2018	5.0%	-2.9%	-1.0%	-0.3%	0.6%	0.2%	0.5%	1.2%	-1.6%	-4.6%	1.0%	-2.2%	-4.4%
2017	0.9%	1.6%	0.2%	1.0%	1.5%	-0.6%	2.0%	0.6%	0.0%	1.6%	1.4%	0.8%	11.5%
2016	0.4%	1.8%	0.9%	0.5%	-0.9%	4.4%	1.5%	-0.3%	0.1%	-1.8%	-1.5%	0.7%	5.7%
2015	4.0%	-2.1%	-0.1%	-1.3%	0.0%	-1.3%	0.4%	-2.9%	0.6%	1.0%	-0.9%	-0.4%	-3.1%
2014	-1.2%	2.4%	-0.8%	1.1%	2.0%	0.8%	-0.8%	4.0%	-3.1%	2.0%	2.5%	1.0%	10.1%
2013	-0.4%	0.4%	2.0%	2.8%	-4.4%	-2.0%	2.6%	-1.6%	1.6%	1.8%	0.7%	1.0%	4.4%
2012	0.6%	0.3%	-0.1%	1.0%	0.4%	1.3%	2.5%	-0.5%	0.2%	-0.3%	0.2%	0.2%	5.8%
2011	na	na	na	na	na	na	na	3.9%	-0.4%	0.8%	0.7%	1.4%	7.3%

*YTD return for current year

Yearly Average Monthly Allocation – Simulated & Historical

Quarterly Average Monthly Allocation - Simulated & Historical

	Developed Equities					Fixed Income			Emerging Markets		Real Assets		Inflation	Cash
	SPY	SPLV	IWM	QQQ	EFA	TLT	LQD	HYG	EEM	EMB	IYR	GLD	TIP
Q4 2019	11.4%	6.9%	4.4%	2.9%	7.6%	19.4%	13.2%	5.0%	1.2%	0.0%	4.0%	11.4%	0.0%	12.7%
Q3 2019	2.4%	15.4%	0.0%	10.8%	0.0%	29.2%	30.4%	1.9%	0.0%	1.7%	0.0%	8.2%	0.0%	0.0%
Q2 2019	0.0%	17.8%	0.0%	1.8%	0.0%	30.2%	29.1%	0.4%	3.3%	5.0%	5.7%	5.7%	0.8%	0.0%
Q1 2019	0.0%	7.4%	0.0%	0.0%	0.0%	32.3%	15.5%	0.0%	2.9%	6.5%	3.7%	16.7%	0.0%	15.1%
Q4 2018	11.3%	18.6%	1.2%	3.0%	0.0%	0.0%	4.2%	5.2%	0.0%	0.0%	11.5%	6.7%	0.0%	38.3%
Q3 2018	1.0%	4.3%	11.3%	6.3%	0.0%	5.4%	2.4%	11.7%	0.0%	0.0%	14.0%	0.2%	5.0%	38.3%
Q2 2018	0.0%	0.0%	9.6%	11.2%	0.0%	2.6%	0.0%	4.7%	0.5%	0.0%	2.4%	14.9%	4.0%	50.0%
Q1 2018	30.3%	4.7%	2.1%	13.6%	0.0%	1.9%	0.2%	0.5%	11.5%	1.8%	0.0%	8.6%	1.3%	23.6%

Q4 2017	30.9%	5.0%	5.0%	5.1%	13.3%	5.9%	3.9%	0.0%	18.1%	0.7%	2.2%	6.0%	0.0%	3.9%
Q3 2017	7.6%	13.2%	0.0%	12.0%	16.4%	18.3%	14.0%	0.0%	16.9%	0.0%	1.5%	0.0%	0.0%	0.0%
Q2 2017	12.2%	10.9%	1.0%	20.0%	11.7%	2.2%	4.4%	0.0%	7.8%	4.0%	0.0%	7.3%	0.0%	18.2%
Q1 2017	24.3%	0.0%	8.1%	13.3%	1.5%	0.0%	0.0%	8.1%	0.1%	0.4%	0.0%	1.6%	0.0%	42.5%
Q4 2016	0.7%	0.0%	10.4%	12.3%	0.0%	0.3%	12.7%	15.0%	2.4%	6.6%	0.0%	4.1%	3.3%	32.2%
Q3 2016	0.0%	4.3%	6.7%	1.0%	0.0%	19.8%	27.6%	13.3%	1.3%	8.8%	3.4%	8.7%	0.0%	5.2%
Q2 2016	3.9%	10.3%	0.5%	0.0%	0.0%	21.1%	31.1%	5.0%	0.0%	8.3%	3.8%	11.4%	0.2%	4.6%
Q1 2016	0.0%	10.9%	0.0%	1.4%	0.0%	33.1%	1.1%	0.0%	0.0%	1.7%	0.5%	5.8%	0.8%	44.7%
Q4 2015	0.0%	12.5%	0.0%	7.7%	0.0%	10.3%	18.6%	0.0%	0.0%	3.3%	0.0%	4.9%	0.8%	41.8%
Q3 2015	1.6%	3.3%	7.0%	10.8%	5.8%	9.9%	3.4%	1.6%	0.0%	3.3%	0.0%	0.0%	3.2%	50.0%
Q2 2015	0.0%	0.0%	12.5%	5.5%	12.7%	18.0%	2.7%	0.9%	0.9%	3.3%	1.5%	0.7%	1.7%	39.6%
Q1 2015	0.3%	16.7%	4.3%	11.9%	0.0%	39.4%	0.8%	0.0%	0.0%	0.0%	7.6%	0.0%	0.0%	19.1%
Q4 2014	8.3%	11.1%	0.0%	18.6%	0.0%	38.5%	0.2%	0.0%	1.4%	1.7%	4.4%	0.0%	0.0%	15.8%
Q3 2014	8.1%	6.7%	0.0%	11.4%	0.3%	35.8%	0.0%	0.0%	15.4%	3.3%	16.6%	2.1%	0.3%	0.0%
Q2 2014	13.0%	6.1%	0.0%	7.9%	0.0%	24.4%	16.9%	5.0%	2.6%	5.0%	11.7%	1.6%	0.8%	5.1%
Q1 2014	16.5%	0.0%	1.1%	20.0%	0.2%	0.1%	22.8%	12.3%	0.0%	0.0%	0.9%	1.8%	0.0%	24.3%
Q4 2013	9.6%	0.0%	3.8%	18.2%	3.1%	0.7%	4.4%	9.1%	0.0%	0.0%	0.0%	0.3%	0.8%	50.0%
Q3 2013	17.1%	8.8%	7.9%	10.0%	0.0%	0.8%	0.4%	5.1%	0.0%	0.0%	0.0%	0.2%	0.0%	49.8%
Q2 2013	19.9%	20.0%	7.9%	0.0%	6.2%	26.3%	0.0%	4.4%	0.0%	0.0%	11.0%	0.0%	0.8%	3.4%
Q1 2013	0.0%	6.7%	11.2%	0.0%	16.8%	13.8%	20.0%	7.7%	3.2%	5.0%	6.4%	0.0%	2.2%	7.0%
Q4 2012	2.3%	6.7%	0.0%	1.9%	5.3%	11.3%	38.8%	6.3%	2.0%	10.0%	1.4%	10.0%	1.7%	2.4%
Q3 2012	0.0%	14.3%	0.0%	11.2%	0.9%	34.4%	9.9%	3.7%	0.0%	10.0%	11.6%	0.2%	0.3%	3.7%
Q2 2012	5.8%	13.3%	0.0%	14.6%	0.0%	28.6%	0.0%	0.0%	0.0%	4.8%	8.4%	0.0%	4.2%	20.3%
Q1 2012	10.0%	12.5%	1.7%	6.7%	0.0%	28.6%	4.5%	0.3%	0.0%	1.7%	0.5%	0.3%	3.3%	30.0%
Q4 2011	0.0%	15.8%	0.0%	9.3%	0.0%	33.1%	0.0%	0.0%	0.0%	1.9%	0.0%	2.1%	3.9%	34.0%

Risks related to the index

Please review carefully these risk factors, and any risk factors in an offering document for any security or financial instrument referencing the Index, before making any investment.

•	S&P, the Index Calculation Agent, may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests.
•	The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs or achieve its target volatility.
•	The Index has a limited operating history and may perform in unanticipated ways.
•	The ETFs composing the Index may be replaced by a substitute ETF in certain extraordinary events.
•	The Index may perform poorly during periods characterized by short-term volatility.
•	An investment linked to the Index carries the risks associated with the Index's momentum investment strategy.
•	The Index may be partially uninvested.
•	Correlation of performances among the ETFs may reduce the performance of the Index.
•	The Index is subject to market risks
•	Changes in the value of the ETFs may offset each other.
•	The level of the Index will include the deduction of a change in the ICE LIBOR USD 3 Month interest rate and a fee.
•	The Index comprises notional assets.

Important Information

Any information relating to performance contained in these materials prior to March 15, 2017 is illustrative only. No assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. Any specific terms or methodology remains subject to change, and HSBC undertakes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement, and/or offering circular or similar document and the documents referred to therein. In the event of any inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document, such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document shall govern.

Use of simulated returns

Any historical performance information included in this document prior to March 15, 2017 represents only hypothetical historical results. You should note that the index constituents have not traded together in the manner shown in the composite hypothetical historical results. No representation is being made that the indices will achieve a performance record similar to that shown. In fact, there may often be sharp differences between hypothetical performance and actual performance.

Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment in the Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the Index may have performed in periods prior to the actual existence of the Index.

The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. All hypothetical levels shown have inherent limitations. Alternative modelling techniques or assumptions may produce different hypothetical information that might prove to be more appropriate and that might differ significantly from the hypothetical information set forth above. Actual annualized performance and volatilities may vary materially from the information shown.

The results obtained from "back-testing" information should not be considered indicative of actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index. You should not place undue reliance on the "back-testing" information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the Index will operate or would have operated in the past in a manner consistent with the results presented in these materials.

Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full Index methodology.

HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

Data sourced and calculated by Bloomberg and HSBC.

HSBC Vantage5 Index (the "Index") is the exclusive property of HSBC Bank plc and its affiliates, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) to administer, maintain and calculate the Index. The Index is not endorsed by S&P or its affiliates or its third-party licensors, including Standard & Poor's Financial Services LLC and Dow Jones Trademark Holdings LLC (collectively "S&P Dow Jones Indices"). "Calculated by S&P Custom Indices" and its related stylized mark(s) are service marks of S&P Dow Jones Indices and have been licensed for use by HSBC Bank plc and its affiliates. S&P® is a registered trademark of Standard & Poor's Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. S&P Dow Jones Indices shall have no liability for any errors or omissions in calculating the Index.

HSBC Bank plc, as the index owner, makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any financial instruments or carrying out any financial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The index calculation agent has relied on these sources and has not independently verified the information extracted from these sources and accept no responsibility or liability in respect thereof.

1 This cap can increase in increments of 10% (subject to a maximum weight of 100%) as described further in the offering document.